Exhibit 10.1
THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.
THIS TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN.
THIS TRANSACTION SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO.  ACCORDINGLY, THIS TRANSACTION SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.
TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, this “Agreement”) is made and entered into as of February 13, 2024 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (ii) of this preamble, collectively, the “Parties”):1
i.Invitae Corporation, a company incorporated under the Laws of Delaware (“Invitae”), and each of its affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”); and
ii.the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, the 2028 Senior Secured Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Stakeholders”).
RECITALS
WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and sale transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (together with the exhibits and
1    Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

appendices annexed to such term sheet, the  “Transaction Term Sheet” and, such transactions as described in this Agreement and the Transaction Term Sheet, the “Transactions”);
WHEREAS, the Company Parties intend to implement the Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and
WHEREAS, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions set forth in this Agreement and the Transaction Term Sheet;
NOW, THEREFORE, in consideration of the representations, warranties covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
AGREEMENT
Section 1.Definitions and Interpretation.
1.01.Definitions. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Transaction Term Sheet, as applicable. The following terms shall have the following definitions:
“2028 Senior Secured Notes” means the notes outstanding under the 2028 Senior Secured Notes Indenture.
“2028 Senior Secured Notes Claim” means any Claim on account of the 2028 Senior Secured Notes Indenture.
“2028 Senior Secured Notes Indenture” means that certain indenture, dated March 7, 2023, as amended, restated, modified, or supplemented from time to time with the terms thereof by and among the Company as issuer, Deerfield L.P. and certain of its affiliates, among others, as holders, and U.S. Bank Trust Company, National Association as Agent.
“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code.
“Agent” means any administrative agent, trustee, collateral agent, or similar Entity under the 2028 Senior Secured Notes Indenture, including any successors thereto.
“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02 (including the Transaction Term Sheet).
“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.
“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Stakeholder that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Stakeholder becomes a party hereto) to the Termination Date applicable to that Party.

“Alternative Transaction Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Transactions.
“Auction” has the meaning set forth in the Bidding Procedures.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.
“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.
“Bar Date” means the date established by the Bankruptcy Court by which proofs of claim or proofs of interests for creditors and interest holders must be filed.
“Bidding Procedures” means the sale procedures as filed in the Bankruptcy Court, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Bidding Procedures Motion” means the motion seeking approval of the Bidding Procedures, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures and establishing deadlines for the submission of bids and the auction in accordance with such procedures, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Budget” means a 13-week cash flow budget of the Company and its Subsidiaries, on a consolidated basis, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
“Cash Collateral Order(s)” means the interim and/or final, as applicable, orders of the Bankruptcy Court approving the use of cash collateral, in each case, which shall be in form and substance acceptable to the Required Consenting Stakeholders.
“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b)

the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.
“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.
“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.
“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the 2028 Senior Secured Notes Claims.
“Company Parties” has the meaning set forth in the recitals to this Agreement.
“Confidentiality Agreement” means an executed confidentiality agreement with a Company Party, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Transactions, including the Non-Disclosure Agreement, dated as of August 30, 2023, by and between Deerfield Management Company, L.P. and Invitae.
“Confirmation Order” means the confirmation order with respect to the Plan, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.
“Debtors” means the Company Parties that commence Chapter 11 Cases listed on Exhibit C to this Agreement.
“Definitive Documents” means the documents listed in Section 3.01, each as amended or modified from time to time.
“Disclosure Statement” means the related disclosure statement with respect to the Plan, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the adequacy of the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the related Solicitation Materials, which order may be the Confirmation Order, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.
“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).
“Execution Date” has the meaning set forth in the preamble to this Agreement.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Invitae” has the meaning set forth in the preamble to this Agreement.
“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit D.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
“Milestones” has the meaning set forth in Section 4.01.
“Non-Party Reimbursement Agreements” has the meaning set forth in Section 2(e).
“Parties” has the meaning set forth in the preamble to this Agreement.
“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.
“Plan” means a joint plan of reorganization or liquidation filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Transactions, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Plan Administrator” means the person or Entity, or any successor thereto, designated by the Debtors, to be appointed on the Plan Effective Date and who will serve as the administrator for the estates as set forth in the Plan.
“Plan Effective Date” means the occurrence of the Effective Date of the Plan according to its terms.
“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Required Consenting Stakeholders” means, as of the relevant date, Consenting Stakeholders holding at least 50.01% of the aggregate outstanding principal amount of 2028 Senior Secured Notes that are held by Consenting Stakeholders.
“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.
“Sale Transaction” means the sale of all or substantially all of the Debtors’ assets and/or equity.
“Securities Act” means the Securities Act of 1933, as amended.
“Solicitation Materials” means, as applicable, any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code, in form and substance reasonably acceptable to the Required Consenting Stakeholders.
“Successful Bidder” means each bidder who consummates the applicable Sale Transaction with the Debtors.
“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, or 12.04.
“Transaction Term Sheet” has the meaning set forth in the recitals to this Agreement.
“Transactions” has the meaning set forth in the recitals to this Agreement.
“Transfer” means to sell, resell, reallocate, use, issue, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).
“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit E.
“United States Trustee” means the Office of the United States Trustee.
1.02.Interpretation. For purposes of this Agreement:
(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;
(b)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;
(c)unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;
(d)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;
(e)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(g)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(h)references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;
(i)the use of “include” or “including” is without limitation, whether stated or not;
(j)the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein; and
(k)the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Company Parties.
Section 2.Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:
(a)each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;
(b)the holders of at least 78% of the aggregate outstanding principal amount of the 2028 Senior Secured Notes Claims shall have executed and delivered counterpart signature pages of this Agreement;
(c)counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 15.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred;
(d)The Company Parties shall have paid all reasonable and documented fees and out of pocket expenses and all agreed and unpaid professional retainer amounts of counsel to the Consenting Stakeholders (including Sullivan & Cromwell LLP, Hogan Lovells US LLP and Wollmuth Maher & Deutsch LLP) and Consenting Stakeholder’s financial advisor in accordance with their respective fee letters or engagement letters for which an invoice has been received by the Company Parties on or before the day that is one (1) Business Day prior to the Agreement Effective Date; and
(e)the Company Parties shall have terminated all agreements to reimburse or pay any fees or expenses of any other creditor of the Debtors (including any fees or expenses of any legal counsel or other advisor to such other creditors) in connection with any potential transaction involving the Debtors’ capital structure or a sale of assets (the “Non-Party Reimbursement Agreements”).
Section 3.Definitive Documents.
3.01.The Definitive Documents governing the Transactions shall include this Agreement and all other agreements, instruments, pleadings, filings, notices, letters, affidavits, applications, orders (whether proposed or entered), forms, questionnaires or other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Transactions (including all amendments, modifications, and supplements made thereto from time to time), including each of the following: (A) the Plan; (B) the Confirmation Order; (C) the Disclosure Statement; (D) the Disclosure Statement Order (if applicable) and the other Solicitation Materials; (E) the First Day Pleadings and all orders sought pursuant thereto; (F) the Plan Supplement; (G) the Cash Collateral Order(s); (H) any asset purchase agreement with respect to a Transaction or other document effectuating any Transaction; (I) the Bidding Procedures, Bidding Procedures Motion, and Bidding Procedures Order; (J) all material pleadings, including those that qualify as First Day Pleadings, filed by the Company Parties in connection with the Chapter 11 Cases and all orders sought pursuant thereto, but not including ministerial notices and similar ministerial documents, retention applications, fee applications, fee statements, any similar pleadings or motions relating to the retention or fees of any professional, or statements of financial affairs and schedules of assets and liabilities; (K) any and all filings with or requests for regulatory or other approvals from any governmental body; and (L) such other agreements, instruments, and documents as may be necessary or reasonably desirable to consummate and document the Transactions.
3.02.The Definitive Documents not executed or in a form attached to this Agreement or the Transaction Term Sheet as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. Further, the Definitive Documents not executed or in a form attached to this Agreement or the Transaction Term Sheet as of the Execution Date shall otherwise be in form and substance acceptable to the Company Parties and reasonably acceptable to the Required Consenting Stakeholders.
Section 4.Milestones.
4.01.The Consenting Stakeholders’ support for the Transactions shall be subject to the timely satisfaction of the milestones as set forth in the Transaction Term Sheet (the “Milestones”), which, except as otherwise provided therein, may be extended with the prior written consent (email shall suffice, including from respective counsel) of the Company Parties and the Consenting Stakeholders.
Section 5.Commitments of the Consenting Stakeholders.
5.01.General Commitments, Forbearances, and Waivers.
(a)During the Agreement Effective Period, subject to the terms and conditions hereof, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests, to:
(i)support the Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Transactions;
(ii)use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Transactions from the Company Parties’ other stakeholders;
(iii)use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 5.02(b);
(iv)give any notice, order, instruction, or direction to the applicable Agents necessary to give effect to the Transactions;
(v)subject to the consent rights provided hereunder, negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party; and
(vi)cooperate in good faith with the Company Parties to negotiate a reasonable Budget and support the entry of the Cash Collateral Orders on a consensual basis.
(b)During the Agreement Effective Period, each Consenting Stakeholder agrees, subject to the terms and conditions hereof, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:
(i)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;
(ii)propose, file, support, or vote for any Alternative Transaction Proposal;
(iii)file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Transaction;
(iv)initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;
(v)exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties other than in accordance with this Agreement and Definitive Documents;
(vi)oppose or object to the retention of, and compensation with respect to, the Company Parties’ professionals in the Chapter 11 Cases (including, but not limited to, the Debtors’ legal advisors, financial advisor, and investment banker), to the extent that such compensation is in compliance with the Budget provisions set forth in the Cash Collateral Orders; or
(vii)object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

5.02.Commitments with Respect to Chapter 11 Cases.
(a)During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees (subject to the terms and conditions hereof) that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:
(i)vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;
(ii)to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and
(iii)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above.
(b)During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, subject to the terms and conditions hereof, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.
Section 6.Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection not inconsistent with this Agreement in connection with the Transaction or the Chapter 11 Cases; (c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) limit the ability of a Consenting Stakeholder to purchase, sell, or enter into any transaction regarding the Company Claims/Interests, subject to the terms hereof; (e) require any Consenting Stakeholder to (i) incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to any Consenting Stakeholder or its Affiliates; or (ii) provide any information that it reasonably determines to be sensitive or confidential, in each case, other than as contemplated by the terms of this Agreement; (f) be construed to prohibit any Consenting Stakeholder from either itself or through any representatives or agents, soliciting, initiating, negotiating, facilitating, proposing, continuing, or responding to any proposal to purchase or sell Company Claims/Interests, so long as such Consenting Stakeholder complies with Section 9 hereof; or (g) prohibit any Consenting Stakeholder from taking any other action that is not inconsistent with this Agreement.
Section 7.Commitments of the Company Parties.
7.01.Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, subject to the terms and conditions hereof, the Company Parties agree to:

(a)support and take all steps reasonably necessary and desirable to consummate the Transactions in accordance with this Agreement;
(b)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;
(c)use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Transactions;
(d)negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Transactions as contemplated by this Agreement;
(e)use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent;
(f)provide counsel for the Consenting Stakeholders a reasonable opportunity to review draft copies of (1) all First Day Pleadings and, (2) all other substantive pleadings and proposed orders that the Company Parties intend to file with Bankruptcy Court, including all Definitive Documents;
(g)continue ordinary course practices to maintain good standing under the jurisdiction in which each Company Party and each of its subsidiaries is incorporated or organized and continue to operate the business in the ordinary course of business customary in the normal course of ordinary operations consistent with past practice taking into account the Chapter 11 Cases and Transactions;
(h)cooperate in good faith and coordinate with the Consenting Stakeholders to structure and implement the Transactions in a tax efficient manner and take all reasonable actions necessary or reasonably requested by the Consenting Stakeholders to facilitate the consummation of the Transactions;
(i) negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any legal, financial, strategic or structural impediment that may arise that would prevent, hinder, impede, delay, or be reasonably necessary to effectuate the consummation of the Transactions;
(j)use commercially reasonable efforts to oppose any party or person taking or seeking to take any actions contemplated in Section 7.02 of this Agreement;
(k)pay in full and in cash all fees, costs, and expenses in accordance with Section 15.21 of this Agreement and the Cash Collateral Order(s);
(l)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order: (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (iii) dismissing any of the Chapter 11 Cases;
(m)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization intend to file with Bankruptcy Court, as applicable; and

(n)comply with the terms, conditions, and obligations of the Cash Collateral Order(s) once entered by the Bankruptcy Court.
7.02.Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:
(a)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;
(b)take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Transactions described in, this Agreement or the Plan;
(c)modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;
(d)file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;
(e)amend, alter, supplement, restate or otherwise modify and Definitive Document in a manner inconsistent with this Agreement;
(f)settle any material litigation without the consent of the Required Consenting Stakeholders;2
(g)without the prior written consent (email being sufficient) of the Required Consenting Stakeholders, (i) enter into, terminate, or otherwise modify any material operational contract, lease, or other arrangement other than in the ordinary course of business or (ii)(a) make any payment to any officer or employee of any Company Party out of the ordinary course of business, (b) agree to, or incur, any material increase in the compensation payable or to become payable to any officer or employee of any Company Party, or (c) materially increase the benefits of any such officer or employee (except for increases in the compensation of non-officer employees in the ordinary course of business and consistent with past practice); or
(h)pay any fees or amounts pursuant to any Non-Party Reimbursement Agreements.
Section 8.Additional Provisions Regarding Company Parties’ Commitments.
8.01.Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall provide written notice to the Consenting Stakeholders within one (1) Business Day of any determination made in accordance with this Section 8.01.
8.02.Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and its respective directors, officers, employees, investment
2     Material litigation shall consist of any settlement where the Company Parties are giving any value or consideration in excess of $250,000.

bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Transaction Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Transaction Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Transaction Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Transactions or Alternative Transaction Proposals; provided that if any Company Party receives an Alternative Transaction Proposal, then such Company Party shall, on a professional eyes only basis (x) provide counsel to the Consenting Stakeholders a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for any Alternative Transaction Proposal within three (3) Business Days of the Company Parties’ or their advisors’ receipt of such offer or proposal, (y) provide such information to the foregoing advisors regarding any discussions relating to an Alternative Transaction Proposal (including copies of any materials provided to such parties hereunder) as necessary to keep counsel to the Consenting Stakeholders reasonably informed as to the status and substance of such discussions, and (z) respond promptly to reasonable information requests and questions from counsel to the Consenting Stakeholders relating to such Alternative Transaction Proposal.
8.03.Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
Section 9.Transfer of Interests and Securities.
9.01.During the Agreement Effective Period, no Consenting Stakeholder shall Transfer (nor shall it permit any of its affiliates (as defined in the Securities Act) to Transfer) any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated Person, including any Person in which it may hold a direct or indirect beneficial interest, unless:
(a)in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder; and
(b)either (i) the transferee executes and delivers to counsel to the Company Parties, and counsel to the Consenting Stakeholders at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties and counsel to the Consenting Stakeholders at or before the time of the proposed Transfer.
9.02.Upon compliance with the requirements of Section 9.01, the transferee shall be deemed a “Consenting Stakeholder” and a party under this Agreement and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.
9.04.This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another party to this Agreement have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.
9.05.Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently Transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is a Person that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a permitted Transfer under Section 9.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.
9.06.Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.
Section 10.Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:
(a)it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);
(b)it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c)such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(d)it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;
(e)solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;
Section 11.Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, a Joinder or Transfer Agreement on the Plan Effective Date:
(a)it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;
(c)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;
(d)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement; and
(e)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.
Section 12.Termination Events.
12.01.Consenting Stakeholder Termination Events. This Agreement may be terminated with respect to the Consenting Stakeholders, by the Required Consenting Stakeholders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof upon the occurrence of the following events:
(a)the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured for ten (10) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;
(b)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(c)the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;
(d)the occurrence of an Event of Default under and as defined in the Cash Collateral Order(s) for which the Consenting Stakeholders have not provided a forbearance or that has not been cured (if susceptible to cure) or waived in accordance with the terms thereof; provided, that the right to terminate this Agreement under this Section 12.01(d) shall not be available to any Consenting Stakeholder if the occurrence of such Event of Default is caused by, or results from, the material breach by such Consenting Stakeholder of its covenants, agreements, or other obligations under the Cash Collateral Order(s);
(e)the commencement of an involuntary bankruptcy case against any Company Party under the Bankruptcy Code, if such involuntary case is not dismissed within forty-five (45) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;
(f)any of the Milestones (as may have been extended in accordance with the terms hereof) is not achieved, except where such Milestone has been waived or extended in accordance with the terms hereof; provided, that the right to terminate this Agreement under this Section 12.01(f) shall not be available to any Consenting Stakeholder if the failure of such Milestone to be achieved is caused by, or results from, the material breach by such Consenting Stakeholder of its covenants, agreements, or other obligations under this Agreement;
(g)the Company Parties’ exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code, including all extensions thereof, expires or is terminated by order of the Bankruptcy Court or otherwise;
(h)any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;
(i)the rejection of this Agreement, or the filing of a motion by a Company Party seeking such relief;
(j)any Definitive Document or any document or agreement necessary to consummate the Transactions is not consistent with the approval or consent rights hereunder (and the Company Parties do not revise such Definitive Document, document or agreement as reasonably requested by the Required Consenting Stakeholders) or the Company withdraws the Plan without the consent of the Required Consenting Stakeholders;

(k)any Company Party files, amends, or modifies a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner that is materially inconsistent with, or constitutes a material breach of, this Agreement without the prior written consent of the Required Consenting Stakeholders and such motion or pleading has not been withdrawn within five (5) Business Days of such filing;
(l)any Company Party (i) makes a public announcement that it is proceeding with an Alternative Transaction Proposal without the consent of the Required Consenting Stakeholders, (ii) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction Proposal or supports (or fails to timely object to) another party in filing or seeking approval of an Alternative Transaction Proposal without the consent of the Required Consenting Stakeholders, (iii) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by an executed term sheet, an executed letter of intent or similar binding documentation) an Alternative Transaction Proposal without the consent of the Required Consenting Stakeholders, or (iv) notifies the Consenting Stakeholders pursuant to Section 8 hereof of its determination to take any action or to refrain from taking any action with respect to the Transactions to the extent taking or failing to take such action would be materially inconsistent with this Agreement;
(m)any Company Party files a motion, application, or adversary proceeding (or a Company Party supports any such motion, application, or adversary proceeding filed or commenced by any third party other than the Consenting Stakeholders) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the 2028 Senior Secured Notes or asserting any other cause of action against the Consenting Stakeholders, as applicable, or with respect to or relating to such 2028 Senior Secured Notes, or the prepetition liens securing any of the 2028 Senior Secured Notes, other than an order approving the transactions as contemplated by this Agreement or the Plan, as applicable;
(n)the Bankruptcy Court enters any order authorizing the use of cash collateral or postpetition financing that is not in a form and substance acceptable to the Required Consenting Stakeholders;
(o)the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for fourteen (14) days after entry of such order;
(p)(1) any of the Confirmation Order, order(s) approving the Disclosure Statement or Solicitation Materials, or any other material order entered by the Bankruptcy Court is reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the consent of the Required Consenting Stakeholders, or (2) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion; or
(q)the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of any Company Party or that would materially and adversely affect any Company Party’s ability to operate their businesses in the ordinary course.
12.02.Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:
(a)the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that remains uncured for a period of fifteen (15) Business Days after the receipt by the Consenting Stakeholders of notice of such breach provided, however, that the Company Parties may elect to terminate this Agreement solely with respect to the breaching Consenting Stakeholders so long as the non-breaching Consenting Stakeholders continue to hold or control at least 66 2/3% of the aggregate outstanding principal amount of the 2028 Senior Secured Notes Claims;
(b)the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Transaction Proposal;
(c)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or
(d)the Bankruptcy Court enters an order denying confirmation of the Plan.
12.03.Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.
12.04.Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.
12.05.Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b) or Section 12.02(d).

Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b).
Section 13.Amendments and Waivers.
(a)This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.
(b)This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) the Required Consenting Stakeholders, solely with respect to any modification, amendment, waiver or supplement that materially and adversely affects the rights of such Parties and unless otherwise specified in this Agreement; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement.
(c)Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.
(d)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.
Section 14.[Reserved]
Section 15.Miscellaneous
15.01.Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.
15.02.Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.
15.03.Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Transactions, as applicable.
15.04.Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.
15.05.GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.
15.06.TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.07.Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
15.08.Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
15.09.Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.
15.10.Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
(a)if to a Company Party, to:
Invitae Corporation
1400 16th Street

San Francisco, CA 94103
Attention: Tom Brida, General Counsel
E-mail address: tom.brida@invitae.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Nicole L. Greenblatt, Francis Petrie, and Nikki Gavey
E-mail address: nicole.greenblatt@kirkland.com; francis.petrie@kirkland.com; nikki.gavey@kirkland.com
and
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Spencer A. Winters
E-mail address: spencer.winters@kirkland.com
(b)if to any of the Consenting Stakeholders, to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
Attention: Ari Blaut, Benjamin S. Beller
E-mail address: blauta@sullcrom.com; bellerb@sullcrom.com

Any notice given by delivery, mail, or courier shall be effective when received.
15.11.Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.
15.12.Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.
15.13.Waiver. If the Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
15.14.Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
15.15.Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
15.16.Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
15.17.Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
15.18.Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.
15.19.Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 15 and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.
15.20.Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
15.21.Fees. The Debtors shall pay in full in cash all reasonable and documented fees and expenses when due of the Consenting Stakeholders (regardless of whether such fees and expenses are incurred before or after the Petition Date), including the reasonable and documented fees and expenses of (a) Sullivan & Cromwell LLP, as legal counsel, (b) Hogan Lovells US LLP, as legal counsel, (c) Wollmuth Maher & Deutsch LLP, as legal counsel (d) Perella Weinberg Partners LP, as investment banker, (e) the primary lawyer, local counsel or any other legal counsel to the Agent under the 2028 Senior Secured Notes Indenture, necessary to exercise Agent’s rights and obligations thereunder, and (f) any conflict counsel or other professionals necessary or advisable to represent the interests of the Required Consenting Stakeholders in connection with the Chapter 11 Cases (in the case of the foregoing (a)-(f) solely as and to the extent provided for in such advisors’ engagement letters (which agreements shall not be terminated by the Debtors before the termination of this Agreement)), and any such other advisors or consultants as may be reasonably retained on behalf of the Consenting Stakeholders with the consent of the Debtors (not to be unreasonably withheld, delayed or conditioned) and, in each case, seek to pay such fees and expenses in connection with the Cash Collateral Order(s) and the Confirmation Order.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Company Parties’ Signature Pages Intentionally Excluded]

[Consenting Stakeholder Signature Pages Intentionally Excluded]

EXHIBIT A

Company Parties
INVITAE CORPORATION
ARCHERDX CLINICAL SERVICES, INC.
ARCHERDX, LLC
CAPE TOWN HEALTH, LLC
GENELEX INDIA PRIVATE LIMITED
GENETIC SOLUTIONS LLC
GENOSITY, LLC
INVITAE AUSTRALIA PTY LTD
INVITAE CANADA INC.
INVITAE ISRAEL INC. LTD.
INVITAE LATVIA SIA
INVITAE NETHERLANDS B.V.
INVITAE (SINGAPORE) PTE. LTD.
OMMDOM INC.
ORBICULA BBVA
PGX HOLDING COMPANY, LLC

EXHIBIT B

Transaction Term Sheet

Execution Version

Invitae Corporation
Transaction Term Sheet February 13, 2024

THIS TERM SHEET (THE “TRANSACTION TERM SHEET”) CONTAINS CERTAIN MATERIAL TERMS AND CONDITIONS OF THE PROPOSED RESTRUCTURING (THE “RESTRUCTURING,” AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, THE “TRANSACTIONS”) OF INVITAE CORPORATION (“INVITAE”, AND TOGETHER WITH ITS DIRECT AND INDIRECT SUBSIDIARIES, THE “COMPANY”). THE REGULATORY, CORPORATE, TAX, ACCOUNTING, AND OTHER LEGAL AND FINANCIAL MATTERS RELATED TO THE RESTRUCTURING ARE BEING EVALUATED AND ANY SUCH EVALUATION MAY AFFECT THE TERMS AND STRUCTURE OF ANY RESTRUCTURING. THIS TRANSACTION TERM SHEET DOES NOT ADDRESS ALL TERMS, CONDITIONS, OR OTHER PROVISIONS THAT WOULD BE REQUIRED IN CONNECTION WITH THE RESTRUCTURING OR THAT WILL BE SET FORTH IN THE DEFINITIVE DOCUMENTS, WHICH ARE SUBJECT TO AGREEMENT IN ACCORDANCE WITH THE TRANSACTION SUPPORT AGREEMENT TO WHICH THIS TRANSACTION TERM SHEET IS ATTACHED (THE “TRANSACTION SUPPORT AGREEMENT”).
THIS TRANSACTION TERM SHEET IS NOT (NOR SHALL BE CONSTRUED AS) AN OFFER, ACCEPTANCE, OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS, OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE, OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE LAW, INCLUDING SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.
NOTHING CONTAINED IN THIS TRANSACTION TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THE TRANSACTION SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THE TRANSACTION SUPPORT AGREEMENT.
THIS TRANSACTION TERM SHEET IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO.  ACCORDINGLY, THIS TRANSACTION TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. [1]

1     Capitalized terms used but not immediately defined herein have the meaning given to them in the Transaction Support Agreement.

OVERVIEW OF TRANSACTIONS
Company Parties	A list of the Company Parties is attached to the Transaction Support Agreement as Exhibit A.
Debtors	A list of Debtors is attached to the Transaction Support Agreement as Exhibit C.
Venue	United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”).
Implementation
The Transaction Support Agreement contemplates that the Transactions will be consummated pursuant to the Definitive Documents through the Sale Transaction (as defined below) and effectuation of a chapter 11 plan (the “Plan”), which shall be consistent in all respects with the terms of this Transaction Term Sheet and otherwise reasonably acceptable to the Required Consenting Stakeholders, through voluntary cases to be commenced by the Debtors under the Bankruptcy Code in the Bankruptcy Court. The Transactions will be effectuated through a sale of all or some of the Debtors’ assets and/or equity on terms and conditions reasonably acceptable to the Required Consenting Stakeholders (the “Sale Transaction”), as more fully described below.
Following entry into the Transaction Support Agreement, the Company shall continue its pre-petition sale and marketing process (the “Sale Process”) to solicit bids for the Sale Transaction in accordance with the Milestones, Bidding Procedures, and other terms set forth in the Transaction Support Agreement and the Transaction Term Sheet. The Sale Process shall be conducted in a form and manner reasonably acceptable to the Required Consenting Stakeholders.
The Sale Transaction and the Plan solicitation process shall generally be conducted in accordance with the procedures and timeline set forth herein and in the Bidding Procedures, which shall be in form and substance reasonably acceptable to the Required Consenting Stakeholders. The Bidding Procedures and all other applicable documents shall provide that the 2028 Senior Secured Noteholders shall have the right to, and may in their sole and absolute discretion, credit bid all or any 2028 Senior Secured Notes Claims in connection with the Sale Transaction.
The Debtors and the Required Consenting Stakeholders shall negotiate in good faith with respect to an amount of cash to remain in the Debtors’ estates and a wind-down budget for purposes of an orderly wind down process of the Debtors’ estates following the consummation of the Sale Transaction (the “Wind-Down Budget”), which shall be reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

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Current Capital Structure
The current Equity Interests and equity-like classes of the Company (including all preferred securities, common interests, warrants, options, phantom or other equity and equity-like securities or interests) includes Common Stock, $0.0001 par value per share, historically listed on the New York Stock Exchange under the ticker “NVTA” (the “Common Stock”).
The current indebtedness of the Company includes:
i.the senior secured convertible notes issued pursuant to that certain indenture, dated March 7, 2023, as amended, restated, modified, or supplemented from time to time with the terms thereof (the “2028 Senior Secured Notes Indenture”) by and among the Company as issuer, the subsidiaries of the Company party thereto as Guarantors (as defined therein), Deerfield L.P. and certain of its affiliates, among others, as holders (the “2028 Senior Secured Noteholders”), and U.S. Bank Trust Company, National Association as Trustee and Agent (in such capacity, the “2028 Senior Secured Notes Agent”). As of the date hereof, approximately $305.3 million in unpaid aggregate principal amount is outstanding under the 2028 Senior Secured Notes Indenture, plus accrued but unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under or in connection with the 2028 Senior Secured Notes Indenture (such amounts, the “2028 Senior Secured Notes Claims”);
ii.the unsecured convertible notes issued pursuant to that certain indenture, dated September 10, 2019, as amended, restated, modified, or supplemented from time to time with the terms thereof (the “2024 Convertible Notes Indenture”) by and among the Company as issuer, the holders thereto (the “2024 Convertible Noteholders”), and U.S. Bank Trust Company, National Association as Trustee and Agent (in such capacity, the “2024 Convertible Notes Agent”). As of the date hereof, approximately $27.1 million in aggregate principal amount is outstanding under the 2024 Convertible Notes Indenture, plus accrued but unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under or in connection with the 2024 Convertible Notes Indenture (such amounts, the “2024 Convertible Notes Claims”) and
iii.the unsecured convertible notes issued pursuant to that certain indenture, dated April 8, 2021 as amended, restated, modified, or supplemented from time to time with the terms thereof (the “2028 Convertible Notes Indenture”) by and among the Company as issuer, the holders thereto (the “2028 Convertible Noteholders”), and U.S. Bank Trust Company, National Association as Trustee and Agent (in such capacity, the “2028 Convertible Notes Agent”). As of the date hereof, approximately $1.15 billion in aggregate principal amount is outstanding under the 2028 Convertible Notes Indenture, plus accrued but unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under or in connection with the 2028 Convertible Notes Indenture (such amounts, the “2028 Convertible Notes Claims”).

Case Financing	The Chapter 11 Cases will be financed by existing cash and use of cash collateral on terms and conditions set forth in the Cash Collateral Order, which shall be in form and substance acceptable to the Required Consenting Stakeholders.
TREATMENT OF CLAIMS AND INTERESTS
On the Plan Effective Date, or as soon as is reasonably practicable thereafter, each holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described in this Transaction Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Interest.[2,3]

Unclassified Non-Voting Claims
2     “Plan Effective Date” means the date, selected by the Debtors, after consultation with the Required Consenting Stakeholders, that is the first Business Day on which (a) all Conditions Precedent to the Plan Effective Date have been satisfied or waived in accordance with the Plan and (b) no stay of the Confirmation Order is in effect.
3     For purposes of this Transaction Term Sheet, “Allowed” means, with respect to any Claim or Interest, any Claim or Interest (or portion thereof) against any Debtors that: (a) is deemed allowed under the Bankruptcy Code; (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection therewith; or (c) has been allowed by a Final Order of the Bankruptcy Court.
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Administrative Claims
Except to the extent that a Holder of an Allowed Administrative Claim agrees to a less favorable treatment, on the Plan Effective Date, each holder of an Allowed Administrative Claim shall be paid in full in cash on the Plan Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code reasonably acceptable to the Required Consenting Stakeholders.[4]

Priority Tax Claims
Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, on the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code reasonably acceptable to the Required Consenting Stakeholders.[5]

Classified Claims and Interests of the Debtors
Class 1 – Other Secured Claims
Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, on the Plan Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option with the consent of the Required Consenting Stakeholders (not to be unreasonably withheld, conditioned or delayed): (i) payment in full in cash in an amount equal to its Allowed Other Secured Claim, (ii) the collateral securing its Allowed Other Secured Claim, or (iii) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.[6,7]
Unimpaired / Deemed to Accept
4     For purposes of this Transaction Term Sheet, “Administrative Claim” shall mean a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims (as defined in the Plan); and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
5     For purposes of this Transaction Term Sheet, “Priority Tax Claim” shall mean any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
6     For purposes of this Transaction Term Sheet, “Other Secured Claim” shall mean any Secured Claim that is not a 2028 Senior Secured Notes Claim.
7     For purposes of this Transaction Term Sheet, “Unimpaired” shall mean means with respect to a class of Claims or Interests, a class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
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Class 2 – Other Priority Claims
Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim shall be paid in full in cash on the Plan Effective Date, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code reasonably acceptable to the Required Consenting Stakeholders.[8]
Unimpaired / Deemed to Accept
Class 3 – 2028 Senior Secured Notes Claims
Except to the extent that a Holder of an Allowed 2028 Senior Secured Notes Claim agrees to a less favorable treatment, each holder of an Allowed 2028 Senior Secured Notes Claim (which shall include interest, fees and all other amounts due and owing under the 2028 Senior Secured Notes Indenture) shall receive on the Plan Effective Date its pro rata share of Distributable Value following payment in full of Classes 1, 2, 4 and 5 Claims. [9]
Impaired / Entitled to Vote
8     For purposes of this Transaction Term Sheet, “Other Priority Claim” shall mean any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
9     “Distributable Value” shall mean all proceeds from the Sale Transaction and all other cash on hand and other assets of the Debtors on the Plan Effective Date (or such applicable later date) after taking into account the Wind-Down Budget.
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Class 4 – Convenience Class Claims
Each holder of an Allowed General Unsecured Claims in an amount less than $250,000 and each Holder who elects to reduce their Allowed General Unsecured Claim to $250,000 (each, a “Convenience Class Claim”) shall be paid in full in cash on the Plan Effective Date or as soon as reasonably practicable thereafter, provided, that to the extent that a Holder of a Convenience Claim against a Debtor holds any joint and several liability claims, guaranty claims, or other similar claims against any other Debtor arising from or relating to the same obligations or liability as such Convenience Claim, such Holder shall only be entitled to a distribution on one Convenience Claim against the Debtors in full and final satisfaction of all such Claims.[10]
Unimpaired / Deemed to Accept
Class 5 – Subsidiary Unsecured Claims
Except to the extent that a Holder of an Allowed Subsidiary Unsecured Claim agrees to a less favorable treatment, each holder of a Subsidiary Unsecured Claim shall be paid in full in cash on the Plan Effective Date, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code.[11]
Unimpaired / Deemed to Accept
10     For purposes of this Transaction Term Sheet, “General Unsecured Claim” shall mean any prepetition Claim other than an Other Secured Claim, Other Priority Claim, 2028 Senior Secured Notes Claim, and Convenience Class Claim or that is otherwise secured by collateral, subordinated, or entitled to priority under the Bankruptcy Code against any Debtor.
11     For purposes of this Transaction Term Sheet, “Subsidiary Unsecured Claim” shall mean any prepetition Claim against any Debtor other than Invitae Corp. other than an Other Secured Claim, Other Priority Claim, 2028 Senior Secured Notes Claim, and Convenience Class Claim or that is otherwise secured by collateral, subordinated, or entitled to priority under the Bankruptcy Code.
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Class 6 – Parent Unsecured Claims
Except to the extent that a Holder of an Allowed Parent Unsecured Claim agrees to a less favorable treatment, each holder of a Parent Unsecured Claim shall receive on the Plan Effective Date its pro rata share of any residual Distributable Value available for creditors of Invitae following payment in full of Classes 1, 2, 3, 4 and 5 Claims, or such other treatment as agreed by such holder (subject to the consent (not to be unreasonably withheld, delayed or conditioned) of the Required Consenting Stakeholders).[12]
Impaired / Entitled to Vote
Class 7 – Intercompany Claims
On the Plan Effective Date, Intercompany Claims shall be reinstated, set off, settled, distributed, contributed, cancelled, or released or otherwise addressed at the option of the Debtors (with the consent (not to be unreasonably withheld, delayed or conditioned) of the Required Consenting Stakeholders), without any distribution.[13]
Impaired / Deemed to Reject or Unimpaired / Deemed to Accept
Class 8 – Intercompany Interests
On the Plan Effective Date, Intercompany Interests shall be reinstated set off, settled, distributed, contributed, cancelled, or released or otherwise addressed at the option of the Debtors (with the consent (not to be unreasonably withheld, delayed or conditioned) of the Required Consenting Stakeholders), without any distribution.[14]
Impaired / Deemed to Reject or Unimpaired / Deemed to Accept
Class 9 – Section 510(b) Claims	On the Plan Effective Date, any Claims arising under section 510(b) of the Bankruptcy Code shall be discharged without any distribution.	Impaired / Deemed to Reject
12     For purposes of this Transaction Term Sheet, “Parent Unsecured Claim” shall mean any prepetition Claim against Invitae Corp. other than an Other Secured Claim, Other Priority Claim, 2028 Senior Secured Notes Claim, and Convenience Class Claim or that is otherwise secured by collateral, subordinated, or entitled to priority under the Bankruptcy Code.
13     For purposes of this Transaction Term Sheet, “Intercompany Claim” shall mean any Claim against a Debtor held by another Company Entity.
14     For purposes of this Transaction Term Sheet, “Intercompany Interest” shall mean any Interest in a Company Entity held by another Company Entity.
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Class 10 – Equity Interests	On the Plan Effective Date, all Equity Interests shall be cancelled, released, extinguished, and discharged and will be of no further force or effect. Each holder of an Equity Interest shall receive no recovery or distribution on account of such Equity Interest.	Impaired / Deemed to Reject
OTHER KEY TERMS
Tax Structure	The Restructuring will be effectuated and structured in a tax-efficient manner acceptable to the Company and the Required Consenting Stakeholders.
Disputed Claims	The Debtors shall consult and cooperate in good faith with the Consenting Stakeholders and their advisors with respect to the treatment and resolution of any material disputed claims asserted against the Debtors, which treatment and resolution shall be subject to the consent of the Required Consenting Stakeholders.
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Wind-Down Debtors
Following the Plan Effective Date, the Debtors shall wind-down the Debtors’ estates, reconcile disputed Claims and Interests, and distribute any remaining assets of the Estates in accordance with the terms of the Plan.
On and after the Plan Effective Date, the Debtors that continue in existence after the Plan Effective Date (the “Wind-Down Debtors”) may, in the name of the Debtors or Wind-Down Debtors, take any and all appropriate actions consistent with the Plan without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Wind-Down Debtors may pay all reasonable fees, costs, and expenses of the Wind-Down Debtors without further notice to Creditors or Holders of Interests or approval of the Bankruptcy Court up to the amounts set forth in the Wind-Down Budget. All fees and expenses incurred by the professionals retained by the Wind-Down Debtors following the Plan Effective Date shall be paid by the Wind-Down Debtors up to the amounts set forth in the Wind-Down Budget. In the event there are unused funds remaining in the Wind-Down Budget upon the winding down of the Debtors or remaining in any reserves funded pursuant to the Plan following satisfaction of all claims on account of which such reserves were established, such funds shall be made available for distribution pursuant to the Plan.

Discharge, Release, Injunction, and Exculpation
The Plan shall include customary release, exculpation, and injunction provisions for the benefit of the Debtors, the 2028 Senior Secured Notes Agent, and the 2028 Senior Secured Noteholders and each of their respective related parties, which provisions shall be substantially in the form attached hereto as Annex 1.

Milestones
The Company shall comply with the following Milestones (each of which may be extended by the parties in writing (email by counsel being sufficient)) and shall be deemed automatically extended to the extent the extension is a result of Bankruptcy Court scheduling issues or a Bankruptcy Court Order setting such date (after the Company’s good-faith efforts to comply with the milestones set forth herein):
a)No later than February 10, 2024, the Debtors shall have shared with the Consenting Stakeholders a summary of all indicative proposals received (whether for all or a subset of the Debtors’ assets) from any third parties;
b)no later than February 14, 2024, the Debtors shall have commenced the Chapter 11 Cases in the Bankruptcy Court (the “Petition Date”);
c)no later than one (1) day after the Petition Date, the Debtors shall file (i) a motion seeking approval of the Cash Collateral Orders; (ii) a motion seeking approval of the Bidding Procedures; and (iii) a motion to establish a Bar Date no later than sixty-two (62) days after the Petition Date;
d)no later than three (3) days after the Petition Date, the Bankruptcy Court shall have entered the Interim Cash Collateral Order;
e)no later than seven (7) days after the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order;
f)no later than thirty (30) days after the Petition Date, the Bankruptcy Court shall have entered a: (i) Final Cash Collateral Order; and (ii) an order establishing the Bar Date not later than sixty-two (62) days after the Petition Date;
g)no later than sixty-two (62) days after the Petition Date, the Bar Date shall have occurred;
h)no later than fifteen (15) days after the Bar Date, the Debtors shall deliver to the Consenting Stakeholders, in form and substance acceptable to the Required Consenting Stakeholders a substantially complete analysis of the Claims comprising Class 4 and Class 5, including the quantum, nature and contemplated resolution of such Claims in the Chapter 11 Cases;
i)no later than sixty-six (66) days after the Petition Date, the Auction (if any) shall have commenced;
j)no later than fifteen (15) days after the conclusion of the Auction, the Bankruptcy Court shall have entered an order approving the proposed sale (the “Sale Order”);
k)no later than twenty-five (25) days after the entry of the Sale Order, subject to Bankruptcy Court availability, a hearing to approve the Disclosure Statement on a conditional basis shall have occurred;
l)no later than forty-one (41) days after the Disclosure Statement is approved on a conditional basis, subject to Bankruptcy Court availability, a joint hearing to consider the adequacy of the Disclosure Statement and confirmation of the Plan shall have occurred; and
m)no later than one hundred fifty-nine (159) days after the Petition Date, the closing of the Sale Transaction and the Plan Effective Date shall have occurred; provided that, if necessary regulatory approvals associated with the Sale Transaction and the effectuation of the Plan remain pending as of such date, this date shall automatically be extended to the date that is the third Business Day following receipt of all necessary regulatory approvals; provided further that the Debtors shall use commercially reasonable efforts, in consultation with the Consenting Stakeholders, to have the closing of the Sale Transaction occur as soon as possible under the circumstances following the entry of the Sale Order and to have the Plan Effective Date occur as soon as possible under the circumstances following the entry of the Confirmation Order.

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Conditions Precedent to the Plan Effective Date
The occurrence of the Plan Effective Date shall be subject to the following additional conditions precedent unless otherwise agreed by the Debtors and the Consenting Stakeholders:
•the Transaction Support Agreement shall not have been terminated and shall remain in full force and effect;
•the Bankruptcy Court shall have entered the Cash Collateral Orders, which shall be in full force and effect;
•the Definitive Documents shall (i) be consistent with the Transaction Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights set forth therein and (ii) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties;
•the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been reversed, stayed, modified or vacated on appeal;
•the Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall not have been reversed, stayed, modified or vacated on appeal;
•all actions, documents, and agreements necessary to implement and consummate the Plan as mutually agreed to by the Debtors and the Required Consenting Stakeholders shall have been effected and executed;
•payment of all invoiced professional fees and other amounts required to be paid pursuant to the Transaction Support Agreement, in any Definitive Document, or in any order of the Bankruptcy Court related thereto, including the reasonable and documented fees and out of pocket expenses of counsel to the Consenting Stakeholders and 2028 Senior Secured Notes Agent; and
•any and all requisite governmental, regulatory, and third-party approvals and consents shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired or terminated without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Transactions, or the financial benefits of such Transactions to the Required Consenting Stakeholders.

Other Customary Plan Provisions
The Plan will provide for other standard and customary provisions, including in respect of the cancellation of existing Company Claims/Interests, the vesting of assets, release of liens, the compromise and settlement of claims, the retention of jurisdiction by the Bankruptcy Court, and the resolution of disputed claims.

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Definitive Documents
This Transaction Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents, which shall be in form and substance subject to the consent rights set forth herein and in the Transaction Support Agreement.

Amendments	This Transaction Term Sheet may be amended only as expressly allowed herein or otherwise permitted by the Transaction Support Agreement.
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Annex 1
Releases, Exculpation, and Injunction

RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS
Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Wind-Down Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Plan Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Plan Effective Date occurring.
Related Party	Collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns (whether by operation of law or otherwise), subsidiaries, current, former, and future associated entities, managed or advised entities, accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, managers, fiduciaries, trustees, employees, agents (including any disbursing agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, representatives advisors, predecessors, successors, and assigns, each solely in their capacity as such (including any attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), and the respective heirs, executors, estates, servants and nominees of the foregoing.

Released Parties
Collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Wind-Down Debtor; (c) the Consenting Stakeholders; (d) the 2028 Senior Secured Notes Agent; (e) the Plan Administrator; (f) each Company Party; (g) any Successful Bidder; (h) each current and former Affiliate of each Entity in clause (a) through the following clause (i); and (i) each Related Party of each Entity in clauses (a) through this clause (i); provided, however, that each Entity that timely and property opts out of the releases contemplated herein shall not be a Released Party.

Releasing Parties
Collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Wind-Down Debtor; (c) the Consenting Stakeholders; (d) the 2028 Senior Secured Notes Agent; (e) the Plan Administrator; (f) each Company Party; (g) any Successful Bidder; (h) all Holders of Claims; (j) all holders of Interests; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (k); and (k) each Related Party of each Entity in clauses (a) through this clause (k); provided, however, that each Entity that timely and properly opts out of the releases contemplated herein shall not be a Releasing Party; provided, further, however, that any Holder of Interests who acquired such Interests after the Voting Record Date (as such term is defined in the Disclosure Statement Order) and did not receive an opt out election form shall not be a Releasing Party.

Releases by the Debtors	Except as otherwise specifically provided in the Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Plan Effective Date, each Released Party is deemed, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, the Wind-Down Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, the Wind-Down Debtors, or their Estates (as applicable), that the Debtors, the Wind-Down Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement, the Disclosure Statement, the Plan, the Sale Transaction, or any Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Transaction Support Agreement, the Disclosure Statement, the Sale Transaction, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, any Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) any Causes of Action specifically retained by the Debtors pursuant to a schedule of retained Causes of Action to be attached as an exhibit to the Plan Supplement.

Releases by Holders of Claims and Interests of the Debtors
Except as otherwise specifically provided in the Plan or the Confirmation Order, as of the Plan Effective Date, each Releasing Party is deemed to have, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged each Debtor, Wind-Down Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, the Wind-Down Debtors, or their Estates (as applicable), that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement, the Disclosure Statement, the Plan, the Sale Transaction or any Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Transaction Support Agreement, the Disclosure Statement, the Sale Transaction, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, any Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) any Causes of Action specifically retained by the Debtors pursuant to a schedule of retained Causes of Action to be attached as an exhibit to the Plan Supplement.

Exculpation	Except as otherwise expressly provided in the Plan or the Confirmation Order, to the fullest extent permitted by applicable law, no Related Party shall have or incur, and each Related Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the Sale Transaction, or any Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the Sale Transaction, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Related Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
Injunctions
Except as otherwise specifically provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Wind-Down Debtors, the Related Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

EXHIBIT C
Debtors
INVITAE CORPORATION
ARCHERDX CLINICAL SERVICES, INC.
ARCHERDX, LLC
GENETIC SOLUTIONS LLC
GENOSITY, LLC
OMMDOM INC.

Exhibit D

Form of Joinder Agreement

Joinder Agreement to Restructuring Support Agreement
The undersigned hereby acknowledges that it has reviewed and understands the Transaction Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of February 13, 2024, by and among Invitae Corporation and each of its Affiliates that executes the Agreement (collectively, the “Company Parties”), and certain holders of 2028 Senior Secured Notes Claims, and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.1
The undersigned hereby makes the applicable representations and warranties set forth in Section 10 and Section 11 of the Agreement to each other Party, effective as of the date hereof.
This joinder agreement shall be governed by the governing law set forth in the Agreement.
Date: ________________, 2024
1    Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

EXHIBIT E
Provision for Transfer Agreement
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of February 13, 2024 (the “Agreement”),1 by and among Invitae Corporation and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.
The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.
Date Executed:
______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2028 Senior Secured Notes

1     Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.